Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, July 25, 2013	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2013

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended June 30, 2013.

Net earnings were $491,000 compared with $1,817,000 for the second quarter of 2012.  Earnings per diluted share were $.02 compared with $.06 per diluted share for the second quarter of 2012.

The Company’s revenues for the second quarter of 2013 were $50,048,000 compared with $58,355,000 for the second quarter of 2012.  Gaming revenues were $43,177,000 compared to $52,331,000 for the second quarter of last year.  The decline is primarily attributable to the increased competition in the Mid-Atlantic gaming market.

Other operating revenues improved 14.1% to $6,871,000 for the second quarter of 2013.  Occupancy levels in the Dover Downs Hotel were approximately 93% for the second quarter of 2013 and 2012, but the Company saw improved cash rooms revenue during the quarter from strong convention business as well as from activity related to the Firefly Music Festival hosted by Dover International Speedway.

General and administrative, depreciation and interest expenses were all down slightly compared to the second quarter of 2012.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “This regional market remains extremely competitive.  We are hopeful that the recently formed Lottery & Gaming Study Commission established to examine the Delaware gaming industry will be productive, educational and beneficial to all industry stakeholders as the gaming industry deals with the changing operational environment. We are grateful the State has agreed to move forward with this review in light of this dramatically changed marketplace.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Gaming (1)	$43,177	$52,331	$88,480	$110,805
Other operating (2)	6,871	6,024	12,086	11,634
	50,048	58,355	100,566	122,439
Expenses:
Gaming	40,236	46,479	82,425	97,443
Other operating	4,614	4,339	8,632	8,239
General and administrative	1,427	1,508	2,956	3,064
Depreciation	2,524	2,566	5,033	5,246
	48,801	54,892	99,046	113,992

Operating earnings	1,247	3,463	1,520	8,447

Interest expense	405	426	807	1,012

Earnings before income taxes	842	3,037	713	7,435

Income tax expense	351	1,220	505	3,247

Net earnings	$491	$1,817	$208	$4,188

Net earnings per common share:
- Basic	$0.02	$0.06	$0.01	$0.13
- Diluted	$0.02	$0.06	$0.01	$0.13

Weighted average shares outstanding:
- Basic	31,849	31,745	31,848	31,744
- Diluted	31,849	31,745	31,848	31,744

(1)                                 Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations.  The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)                                 Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash	$14,848	$14,993
Accounts receivable	3,491	4,093
Due from State of Delaware	4,967	9,708
Inventories	1,957	1,921
Prepaid expenses and other	3,604	3,207
Income taxes receivable	8	155
Deferred income taxes	1,330	1,284
Total current assets	30,205	35,361

Property and equipment, net	164,718	168,963
Other assets	1,027	938
Total assets	$195,950	$205,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,101	$3,785
Purses due horsemen	4,976	9,833
Accrued liabilities	9,667	10,361
Payable to Dover Motorsports, Inc.	57	—
Deferred revenue	377	346
Revolving line of credit	55,000	—
Total current liabilities	73,178	24,325

Revolving line of credit	—	58,500
Liability for pension benefits	6,883	6,983
Deferred income taxes	1,965	1,994
Total liabilities	82,026	91,802

Stockholders’ equity:
Common stock	1,776	1,590
Class A common stock	1,487	1,660
Additional paid-in capital	4,346	4,136
Retained earnings	109,530	109,322
Accumulated other comprehensive loss	(3,215)	(3,248)
Total stockholders’ equity	113,924	113,460
Total liabilities and stockholders’ equity	$195,950	$205,262

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2013	2012

Operating activities:
Net earnings	$208	$4,188
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	5,033	5,246
Amortization of credit facility origination fees	97	46
Stock-based compensation	367	408
Deferred income taxes	(98)	345
Gain from insurance settlement	(22)	—
Changes in assets and liabilities:
Accounts receivable	602	1,351
Due from State of Delaware	4,741	3,145
Inventories	(36)	(194)
Prepaid expenses and other	(521)	(1,608)
Income taxes receivable/payable	147	(371)
Accounts payable	(533)	(204)
Purses due horsemen	(4,857)	(2,713)
Accrued liabilities	(694)	(2,576)
Payable to/receivable from Dover Motorsports, Inc.	57	(13)
Deferred revenue	31	108
Other liabilities	(50)	(276)
Net cash provided by operating activities	4,472	6,882

Investing activities:
Capital expenditures	(976)	(1,847)
Insurance proceeds	74	—
Purchase of available-for-sale securities	(13)	—
Proceeds from sale of available-for-sale securities	12	—
Net cash used in investing activities	(903)	(1,847)

Financing activities:
Borrowings from revolving line of credit	48,270	11,630
Repayments of revolving line of credit	(51,770)	(15,690)
Dividends paid	—	(1,950)
Repurchase of common stock	(144)	(107)
Credit facility fees	(70)	—
Net cash used in financing activities	(3,714)	(6,117)

Net decrease in cash	(145)	(1,082)
Cash, beginning of period	14,993	18,634
Cash, end of period	$14,848	$17,552